Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in Carbon Natural Gas Company’s Registration Statement on Form S-8 (File No. 333-179184) of our report dated March 31, 2018 relating to the audit of Carbon Appalachian Company, LLC’s consolidated financial statements, which appears in the Form 8-K/A of Carbon Energy Corporation to be filed on March 19, 2019.

EKS&H LLLP

Denver, Colorado

March 19, 2019